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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Xircom, Inc., filed on November 12, 1999, for the registration of 3,500,000 shares of its common stock and to the incorporation by reference therein of our report dated October 18, 1999, with respect to the consolidated financial statements and schedule of Xircom, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1999 and our report dated November 5, 1999 with respect to the supplemental consolidated financial statements and schedule of Xircom, Inc. included in its Current Report on Form 8-K dated November 10, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Woodland Hills, California
November 10, 1999